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                                                                     EXHIBIT 4.3


                        INSURANCE AND INDEMNITY AGREEMENT



                                      among



                       FINANCIAL SECURITY ASSURANCE INC.,



                      CONSECO FINANCE SECURITIZATIONS CORP.



                                       and



                              CONSECO FINANCE CORP.



                            Dated as of June 1, 2000






                                  $935,000,000
                        Conseco Finance Home Equity Loan
                 Trust 2000-D Certificates for Home Equity Loans
            Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5
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                                TABLE OF CONTENTS
                                                                            Page

INSURANCE AND INDEMNITY AGREEMENT..............................................1


INTRODUCTORY STATEMENTS........................................................1

   ARTICLE I DEFINITIONS; LIMITED RECOURSE.....................................1

     Section 1.01.     Definitions.............................................1

     Section 1.02.     Limited Recourse........................................2

   ARTICLE II REPRESENTATIONS, WARRANTIES AND COVENANTS........................2

     Section 2.01.     Representations and Warranties of the Seller............2

     Section 2.02.     Affirmative Covenants of the Seller.....................5

     Section 2.03.     Negative Covenants of the Seller........................9

     Section 2.04.     Representations and Warranties of the Originator.......10

     Section 2.05.     Affirmative Covenants of the Originator................13

     Section 2.06.     Negative Covenants of the Originator...................17

     Section 2.07.     Reserved...............................................18

     Section 2.08.     Reserved...............................................18

     Section 2.09.     Reserved...............................................18

     Section 2.10.     Covenant of FSA........................................18

   ARTICLE III THE POLICY; REIMBURSEMENT; INDEMNIFICATION.....................18

     Section 3.01.     Issuance of the Policy.................................18

     Section 3.02.     Payment of Fees and Premium............................18

     Section 3.03.     Reimbursement and Additional Payment Obligation........19

     Section 3.04.     Indemnification........................................20

     Section 3.05.     Subrogation............................................22

   ARTICLE IV FURTHER AGREEMENTS..............................................22

     Section 4.01.     Effective Date; Term of Agreement......................22

     Section 4.02.     Obligations Absolute...................................22

     Section 4.03.     Assignments; Reinsurance; Third-Party Rights...........23

     Section 4.04.     Liability of FSA.......................................24


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   ARTICLE V EVENTS OF DEFAULT; REMEDIES......................................24

     Section 5.01.     Events of Default......................................24

     Section 5.02.     Remedies; Waivers......................................26

   ARTICLE VI MISCELLANEOUS...................................................27

     Section 6.01.     Amendments, Etc........................................27

     Section 6.02.     Notices................................................27

     Section 6.03.     Payment Procedure......................................28

     Section 6.04.     Severability...........................................28

     Section 6.05.     Governing Law..........................................28

     Section 6.06.     Consent to Jurisdiction................................28

     Section 6.07.     Consent of FSA.........................................29

     Section 6.08.     Counterparts...........................................29

     Section 6.09.     Trial by Jury Waived...................................29

     Section 6.10.     Limited Liability......................................30

     Section 6.11.     Entire Agreement.......................................30


APPENDIX I  DEFINITIONS........................................................1


APPENDIX II  OPINIONS OF COUNSEL...............................................1



ANNEX I           Form of Financial Guaranty Insurance Policy
APPENDIX A        Conditions Precedent to Issuance of Policy


                                       ii
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                        INSURANCE AND INDEMNITY AGREEMENT


     INSURANCE AND INDEMNITY AGREEMENT dated as of June 1, 2000 among FINANCIAL SECURITY ASSURANCE INC. ("FSA"), CONSECO FINANCE SECURITIZATIONS CORP. (the "Seller"), as Seller under the Pooling and Servicing Agreement (as defined herein) and CONSECO FINANCE CORP. (the "Originator"), as originator of the Loans (as defined herein) and as Servicer under the Pooling and Servicing Agreement (in such capacity the "Servicer").

                             INTRODUCTORY STATEMENTS


     Conseco Finance Home Equity Loan Trust 2000-D (the "Issuer") intends to issue the Certificates (as defined herein), including the Securities (as defined herein) pursuant to the Pooling and Servicing Agreement (as defined herein). The Certificates represent an undivided interest in the Trust Fund consisting primarily of the Loans and the Loan Files (each as defined herein), including certain home equity loans that have been or will be originated or acquired by the Originator, sold by the Originator to the Seller pursuant to the Transfer Agreement dated as of June 1, 2000, between the Originator and the Seller, and sold by the Seller to the Issuer pursuant to the Pooling and Servicing Agreement. The Servicer will service such home equity loans pursuant to the Pooling and Servicing Agreement.

     The Seller and the Originator have requested that FSA issue a financial guaranty insurance policy guarantying payment of the principal of and interest on the Securities upon the terms and subject to the conditions provided herein.

     The parties hereto desire to specify the conditions precedent to the issuance of the Policy by FSA, the payment of premium in respect of the Policy, the indemnity and reimbursement to be provided to FSA in respect of amounts paid by FSA under the Policy or otherwise and certain other matters.

     In consideration of the premises and of the agreements herein contained, FSA, the Seller and the Originator hereby agree as follows:


                                   Article I.

                          DEFINITIONS; LIMITED RECOURSE

     Section 1.01 Definitions. Capitalized terms used herein shall have the meanings provided in Appendix I hereto or, if not defined therein, in the Pooling and Servicing Agreement, unless the context otherwise requires.

     Section 1.02 Limited Recourse. Notwithstanding any provision of this Agreement to the contrary, the payment obligations set forth herein (other than those set forth in Sections 3.02 and 3.04) shall be non-recourse obligations with respect to the Seller and the Originator and shall be payable only from monies available for such payment in accordance with the provisions of the Pooling and Servicing Agreement (except to the extent that any such payment obligation arises
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from a failure to perform or default of the Seller or the Originator under any
Transaction Document or by reason of negligence, willful misconduct or bad faith on the part of the Seller or the Originator in the performance of its duties and obligations thereunder or reckless disregard by the Seller or the Originator of its duties and obligations thereunder).


                                  Article II.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     Section 2.01 Representations and Warranties of the Seller. The Seller represents, warrants and covenants, as of the Date of Issuance, as follows:

          (a) Due Organization and Qualification. The Seller and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the state of its formation. The Seller and each of its Subsidiaries is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals (together, "approvals") necessary for the conduct of its business as currently conducted and as described in the Offering Document and the performance of its obligations under the Transaction Documents, in each jurisdiction in which the failure to be so qualified or to obtain such approvals would render any Loan unenforceable in any respect or would otherwise have a material adverse effect upon the Transaction.

          (b) Power and Authority. The Seller has all necessary corporate power and authority to conduct its business as currently conducted and as described in the Offering Document, to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction.

          (c) Due Authorization. The execution, delivery and performance of the Transaction Documents by the Seller have been duly authorized by all necessary corporate action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including, without limitation, any governmental entity or the Seller's shareholders.

          (d) Noncontravention. Neither the execution and delivery of the Transaction Documents by the Seller, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Transaction Documents,

               (i) conflicts with or results in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Seller or any of its properties, including regulations issued by an administrative agency or other governmental authority having supervisory powers over the Seller,

               (ii) constitutes a default by the Seller under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement


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          or instrument to which the Seller or any of its Subsidiaries is a party or by which it or any of their properties is or may be bound or affected, or

               (iii) results in or requires the creation of any Lien upon or in respect of any of the Seller's assets except as otherwise expressly contemplated by the Transaction Documents.

          (e) Legal Proceedings. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting all or any of the Loans, or the Seller or any of its Subsidiaries, or any properties or rights of the Seller or any of its Subsidiaries, pending or, to the Seller's knowledge after reasonable inquiry, threatened, which, in any case, if decided adversely to the Seller, would result in a Material Adverse Change with respect to the Seller or any Loan, except for the litigation disclosed in the Offering Document under the caption "CONSECO FINANCE CORP.--Recent Developments," which is not reasonably likely to result in a Material Adverse Change with respect to the Seller or any Loan.

          (f) Valid and Binding Obligations. The Transaction Documents, when executed and delivered by the Seller, will constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles. The Securities, when executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement, will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement and, together with each Class of Certificates other than the Securities, will evidence the entire beneficial ownership interest in the Trust Fund.

          (g) Financial Statements. The Financial Statements of the Seller, copies of which have been furnished to FSA, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects (except where solely due to an incorrect valuation of interest-only securities or receivables), (ii) present fairly the financial condition and results of operations of the Seller as of the dates and for the periods indicated (except where solely due to an incorrect valuation of interest-only securities or receivables) and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent Financial Statements, there has been no material adverse change in such financial condition or results of operations. Except as disclosed in the Financial Statements, the Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change in respect of the Seller.

          (h) ERISA. Either (i) the Seller is in compliance in all material respects with ERISA and has not incurred and does not reasonably expect to incur any liabilities to the PBGC under ERISA in connection with any Plan or Multiemployer Plan or to contribute now or in the future in respect of any Plan or Multiemployer Plan, or (ii) no Accumulated


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     Funding Deficiency, whether or not waived, has occurred with respect to any
     Plan. No Plan has been terminated, and no Commonly Controlled Entity has withdrawn from any Multiemployer Plan which could result in any liability under ERISA of a Commonly Controlled Entity. No Reportable Event or other event or condition has occurred which could result in the termination of any Plan by the PBGC. No Plan has an Underfunding greater than $100,000.
     The aggregate amount of Underfunding for all Underfunded Plans does not exceed $100,000. The liability to which the Commonly Controlled Entities would become subject under ERISA if they were to withdraw completely from all Multiemployer Plans as of the most recent valuation date is not in excess of $100,000. The Multiemployer Plans are neither in Reorganization (as defined in Section 4241 of ERISA) nor Insolvent (as defined in Section 4245 of ERISA). The Seller is in compliance in all material respects with ERISA and has not incurred and does not reasonably expect to incur any liabilities to the PBGC (other than premiums due to the PBGC) in connection with any Plan or Multiemployer Plan.

          (i) Accuracy of Information. None of the Provided Documents contain any statement of a material fact with respect to the Seller or the Transaction that was untrue or misleading in any material respect when made. Since the furnishing of the Provided Documents, there has been no change, nor any development or event involving a prospective change known to the Seller, that would render any of the Provided Documents untrue or misleading in any material respect. There is no fact known to the Seller which has a material possibility of causing a Material Adverse Change with respect to the Seller or a substantial portion of the Loans.

          (j) Compliance With Securities Laws. The offer and sale of the Certificates comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limitation of the foregoing, the Offering Document does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Issuer nor the Trust Fund is required to be registered as an "investment company" under the Investment Company Act. The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act.

          (k) Transaction Documents. Each of the representations and warranties of the Seller contained in the Transaction Documents is true and correct in all material respects and the Seller hereby makes each such representation and warranty to, and for the benefit of, FSA as if the same were set forth in full herein.

          (l) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by the Seller in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Seller which, if enforced, would result in a Material Adverse Change with respect to the Seller.

          (m) Good Title; Absence of Liens; Security Interest. Immediately prior to the transfer to the Issuer, the Seller is the owner of, and has good and marketable title to, the Loans free and clear of all Liens and Restrictions on Transferability, and has full right,


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     corporate power and lawful authority to assign, transfer and pledge the
     Loans. In the event that, in contravention of the intention of the parties, the transfer of the Loans by the Seller to the Issuer is characterized as other than a sale, such transfer shall be characterized as a secured financing, and the Issuer shall, for the benefit of the Trustee, have a valid and perfected first priority security interest in the Loans free and clear of all Liens and Restrictions on Transferability.

          (n) Taxes. The Seller has and its Parent and each of its Subsidiaries have filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due. Any taxes, fees and other governmental charges payable by the Seller in connection with the Transaction, the execution and delivery of the Transaction Documents and the issuance of the Certificates have been paid or shall have been paid at or prior to the Date of Issuance. The Certificates will be treated for federal income tax purposes as evidence of ownership of "regular interests" in the assets of the Issuer comprising a REMIC. The Issuer will not be treated as an association taxable as a corporation or as a taxable mortgage pool for federal or state tax purposes.

          (o) Solvency; Fraudulent Conveyance. The Seller is solvent and will not be rendered insolvent by the transactions contemplated by the Transaction Documents and, after giving effect to such transactions, the Seller will not be left with an unreasonably small amount of capital with which to engage in its business. The Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its assets. The amount of consideration being received by the Seller upon the sale of the Certificates to the Underwriters, together with the value of the Certificates and Class C Certificate retained by the Seller or its Subsidiaries, constitutes reasonably equivalent value and fair consideration for the Loans transferred to the Issuer. The Seller is not transferring the Loans to the Issuer or selling the Certificates to the Underwriters, as provided in the Transaction Documents, with any intent to hinder, delay or defraud any of the Seller's creditors.

     Section 2.02 Affirmative Covenants of the Seller. The Seller hereby agrees that during the Term of the Agreement, unless FSA shall otherwise expressly consent in writing:

          (a) Compliance With Agreements and Applicable Laws. The Seller shall perform each of its obligations under the Transaction Documents and any credit or loan agreements and shall comply with all material requirements of, and the Certificates shall be offered and sold in accordance with, any law, rule or regulation applicable to it or thereto, or that are required in connection with its performance under any of the Transaction Documents.

          (b) Financial Statements; Accountants' Reports; Other Information. The Seller shall keep or cause to be kept in reasonable detail books and records of account of the Seller's assets and business, and shall clearly reflect therein the transfer of the Loans


                                       5
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     to the Issuer as a sale of the Seller's interest in the Loans. The Seller shall furnish or caused to be furnished to FSA:

               (i) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Seller, the audited balance sheets of the Seller as of the end of such fiscal year and the audited statements of income, changes in shareholders' equity and cash flows of the Seller for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the certificate of the Seller's independent accountants (who shall be a nationally recognized firm or otherwise acceptable to FSA) and by the certificate specified in Section 2.02(c) hereof.

               (ii) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three quarters of each fiscal year of the Seller, the unaudited balance sheets of the Seller as of the end of such quarter and the unaudited statements of income, changes in shareholders' equity and cash flows of the Seller for the portion of the fiscal year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied (subject to normal year-end adjustments), and accompanied by the certificate specified in Section 2.02(c) hereof if such certificate is required to be provided pursuant to such Section.

               (iii) Accountants' Reports. If a Trigger Event has occurred, copies of any reports submitted to the Seller by its independent accountants in connection with any examination of the financial statements of the Seller, promptly upon receipt thereof.

               (iv) Other Information. Promptly upon receipt thereof, copies of all reports, statements, certifications, schedules, or other similar items delivered to or by the Seller pursuant to the terms of the Transaction Documents and, promptly upon request, such other data as FSA may reasonably request; provided, however, that the Seller shall not be required to deliver any such items if provision by some other party to FSA is required under the Transaction Documents unless such other party wrongfully fails to deliver any such item. The Seller shall, upon the request of FSA, permit FSA or its authorized agents
          (A) to inspect the books and records of the Seller as they may relate to the Certificates, the Loans, the obligations of the Seller under the Transaction Documents, the Transaction and, but only following the occurrence of a Trigger Event, the Seller's business; (B) to discuss the affairs, finances and accounts of the Seller with the Chief Operating Officer and the Chief Financial Officer of


                                       6
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          the Seller, no more frequently than annually unless a Trigger Event has occurred; and (C) upon the occurrence of a Trigger Event, to discuss the affairs, finances and accounts of the Seller with the Seller's independent accountants, provided that an officer of the Seller shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of the Seller. In addition, the Seller shall promptly (but in no case more than 30 days following issuance or receipt by the Commonly Controlled Entity) provide to FSA a copy of all correspondence between a Commonly Controlled Entity and the PBGC, IRS, Department of Labor or the administrators of a Multiemployer Plan relating to any Reportable Event or the underfunded status, termination or possible termination of a Plan or a Multiemployer Plan. The books and records of the Seller will be maintained at the address of the Seller designated herein for receipt of notices, unless the Seller shall otherwise advise the parties hereto in writing.

               (v) The Seller shall provide or cause to be provided to FSA an executed original copy of each document executed in connection with the transaction within 30 days after the date of closing.

          All financial statements specified in clauses (i) and (ii) above shall be furnished in consolidated form for the Seller and all Subsidiaries in the event the Seller shall consolidate its financial statements with its Subsidiaries.

          FSA agrees that it shall keep confidential any information of which it becomes aware through such inspections or discussions (unless such information is readily available from public sources), except as may be otherwise required by regulation, law or court order or requested by appropriate governmental authorities or as necessary to preserve its rights or security under or to enforce the Transaction Documents, provided that the foregoing shall not limit the right of FSA to make such information available to its regulators, securities rating agencies, reinsurers, credit and liquidity providers, counsel and accountants. If FSA is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any information of which it becomes aware through such inspections or discussions, FSA will promptly notify the Seller of such request(s) so that the Seller may seek an appropriate protective order and/or waive FSA's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, FSA is, nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, FSA may disclose such information to such tribunal that FSA is compelled to disclose, provided that a copy of all information disclosed is provided to the Seller promptly upon such disclosure.

          (c) Compliance Certificate. The Seller shall deliver to FSA concurrently with the delivery of the financial statements required pursuant to Section 2.02(b)(i) hereof (and concurrently with the delivery of the financial statements required pursuant to


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     Section 2.02(b)(ii) hereof, if a Trigger Event has occurred), a certificate signed by the Chief Financial Officer or other officer of the Seller stating that:

               (i) a review of the Seller's performance under the Transaction Documents during such period has been made under such officer's supervision;

               (ii) to the best of such individual's knowledge following reasonable inquiry, no Trigger Event, Default or Event of Default has occurred, or if a Trigger Event, Default or Event of Default has occurred, specifying the nature thereof and, if the Seller has a right to cure any such Default or Event of Default pursuant to Section 5.01, stating in reasonable detail the steps, if any, being taken by the Seller to cure such Default or Event of Default or to otherwise comply with the terms of the agreement to which such Default or Event of Default relates; and

               (iii) the attached financial reports submitted in accordance with
          Section 2.02(b)(i) or (ii) hereof, as applicable, are complete and correct in all material respects and present fairly the financial condition and results of operations of the Seller as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject as to interim statements to normal year-end adjustments).

          (d) Notice of Material Events. The Seller shall promptly inform FSA in writing of the occurrence of any of the following:

               (i) the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation (A) against the Seller or the Issuer pertaining to the Loans in general,
          (B) with respect to a material portion of the Loans or (C) in which a request has been made for certification as a class action (or equivalent relief) that would involve a material portion of the Loans;

               (ii) any change in the location of the Seller's principal office or any change in the location of the Seller's books and records;

               (iii) the occurrence of any Trigger Event, Default or Event of Default; or

               (iv) any other event, circumstance or condition that has resulted, or has a material possibility of resulting, in a Material Adverse Change in respect of the Seller.

          (e) Further Assurances. The Seller shall, upon the request of FSA, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, promptly, and in any event within thirty (30) days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the

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     Transaction Documents or to protect the interest of the Trustee, for the benefit of the Certificateholders and FSA, in the Loans, free and clear of all Liens and Restrictions on Transferability except the Lien in favor of the Trustee, for the benefit of the Certificateholders and FSA, Restrictions on Transferability arising out of the insolvency or bankruptcy of an individual obligor under a Loan and the Restrictions on Transferability imposed by the Pooling and Servicing Agreement. In addition, the Seller agrees to cooperate with S&P and Moody's in connection with any review of the Transaction which may be undertaken by S&P and Moody's after the date hereof.

          (f) Third-Party Beneficiary. The Seller agrees that FSA shall have all rights of a third-party beneficiary in respect of the Pooling and Servicing Agreement and hereby incorporates and restates its representations, warranties and covenants as set forth therein for the benefit of FSA.

          (g) Corporate Existence. The Seller shall maintain its corporate existence and shall at all times continue to be duly organized under the laws of the State of Minnesota and duly qualified and duly authorized (as described in Sections 2.01(a), (b) and (c) hereof) and shall conduct its business in accordance with the terms of its Certificate of Incorporation and Bylaws.

     Section 2.03 Negative Covenants of the Seller. The Seller hereby agrees that during the Term of the Agreement, unless FSA shall otherwise expressly consent in writing:

          (a) Restrictions on Liens. The Seller shall not take any action inconsistent with the Trustee's ownership of the Loans and shall not (i) create or consent (upon the happening of a contingency or otherwise) to the creation, incurrence or existence of any Lien or Restriction on Transferability on the Loans except for the Restrictions on Transferability imposed by the Pooling and Servicing Agreement or (ii) sign or file under the Uniform Commercial Code of any jurisdiction any financing statement which names the Seller as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, with respect to the Loans, except in each case any such instrument solely securing the rights of the Trustee, for the benefit of the Certificateholders and FSA.

          (b) Impairment of Rights. The Seller shall not take any action, or fail to take any action, if such action or failure to take action may (i) interfere with the enforcement of any rights under the Transaction Documents that are material to the rights, benefits or obligations of the Trustee, the Certificateholders or FSA, (ii) result in a Material Adverse Change in respect of any Loan or (iii) impair the ability of the Seller to perform its obligations under the Transaction Documents.

          (c) Waiver, Amendments, Etc. The Seller shall not waive, modify or amend, or consent to any waiver, modification or amendment of, any of the provisions of any of the Transaction Documents.

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          (d) Successors. The Seller shall not terminate or designate, or consent to the termination or designation of, any Servicer, Trustee or Custodian without the prior approval of FSA.

     Section 2.04 Representations and Warranties of the Originator. The Originator represents, warrants and covenants, as of the Date of Issuance, as follows:

          (a) Due Organization and Qualification. The Originator and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the state of its formation. The Originator and each of its Subsidiaries is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals (together, "approvals") necessary for the conduct of its business as currently conducted and as described in the Offering Document and the performance of its obligations under the Transaction Documents, in each jurisdiction in which the failure to be so qualified or to obtain such approvals would render any Loan unenforceable in any respect or would otherwise have a material adverse effect upon the Transaction.

          (b) Power and Authority. The Originator has all necessary corporate power and authority to conduct its business as currently conducted and as described in the Offering Document, to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction.

          (c) Due Authorization. The execution, delivery and performance of the Transaction Documents by the Originator have been duly authorized by all necessary corporate action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person, including, without limitation, any governmental entity or the Originator's shareholders.

          (d) Noncontravention. Neither the execution and delivery of the Transaction Documents by the Originator, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Transaction Documents,

               (i) conflicts with or results in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Originator or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Originator or any of its properties, including regulations issued by an administrative agency or other governmental authority having supervisory powers over the Originator,

               (ii) constitutes a default by the Originator under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which the Originator or any of its Subsidiaries is a party or by which it or any of their properties is or may be bound or affected, or

               (iii) results in or requires the creation of any Lien upon or in respect of any of the Originator's assets except as otherwise expressly contemplated by the Transaction Documents.

          (e) Legal Proceedings. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting all or any of the Loans, or the Originator or any of its Subsidiaries, or any properties or rights of the Originator or any of its Subsidiaries, pending or, to the Originator's knowledge after reasonable inquiry, threatened, which, in any case, if decided adversely to the Originator, would result in a Material Adverse Change with respect to the Originator or any Loan , except for the litigation disclosed in the Offering Document under the caption "CONSECO FINANCE CORP.--Recent Developments," which is not reasonably likely to result in a Material Adverse Change with respect to the Originator.

          (f) Valid and Binding Obligations. The Transaction Documents, when executed and delivered by the Originator, will constitute the legal, valid and binding obligations of the Originator, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles. The Securities, when executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement, will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement and, together with each Class of Certificates other than the Securities, will evidence the entire beneficial ownership interest in the Trust Fund.

          (g) Financial Statements. The Financial Statements of the Originator, copies of which have been furnished to FSA, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects (except where solely due to an incorrect valuation of interest-only securities or receivables), (ii) present fairly the financial condition and results of operations of the Originator as of the dates and for the periods indicated (except where solely due to an incorrect valuation of interest-only securities or receivables) and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent Financial Statements, there has been no material adverse change in such financial condition or results of operations. Except as disclosed in the Financial Statements, the Originator is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change in respect of the Originator.

          (h) ERISA. Either (i) the Originator is in compliance in all material respects with ERISA and has not incurred and does not reasonably expect to incur any liabilities to the PBGC under ERISA in connection with any Plan or Multiemployer Plan or to contribute now or in the future in respect of any Plan or Multiemployer Plan, or (ii) no Accumulated Funding Deficiency, whether or not waived, has occurred with respect to any Plan. No Plan has been terminated, and no Commonly Controlled Entity has withdrawn from any Multiemployer Plan which could result in any liability under ERISA of a Commonly Controlled Entity. No Reportable Event or other event or condition has occurred which could result in the termination of any Plan by the PBGC. No Plan has an Underfunding greater than $100,000. The aggregate amount of Underfunding for all Underfunded Plans does not exceed $100,000. The liability to which the Commonly Controlled Entities would become subject under ERISA if they were to withdraw completely from all Multiemployer Plans as of the most recent valuation date is not in excess of $100,000. The Multiemployer Plans are neither in Reorganization (as defined in Section 4241 of ERISA) nor Insolvent (as defined in Section 4245 of ERISA). The Originator is in compliance in all material respects with ERISA and has not incurred and does not reasonably expect to incur any liabilities to the PBGC (other than premiums due to the PBGC) in connection with any Plan or Multiemployer Plan.

          (i) Accuracy of Information. None of the Provided Documents contain any statement of a material fact with respect to the Originator or the Transaction that was untrue or misleading in any material respect when made. Since the furnishing of the Provided Documents, there has been no change, nor any development or event involving a prospective change known to the Originator, that would render any of the Provided Documents untrue or misleading in any material respect. There is no fact known to the Originator which has a material possibility of causing a Material Adverse Change with respect to the Originator or a substantial portion of the Loans.

          (j) Compliance With Securities Laws. The offer and sale of the Certificates comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limitation of the foregoing, the Offering Document does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Issuer nor the Trust Fund is required to be registered as an "investment company" under the Investment Company Act. The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act.

          (k) Transaction Documents. Each of the representations and warranties of the Originator contained in the Transaction Documents is true and correct in all material respects and the Originator hereby makes each such representation and warranty to, and for the benefit of, FSA as if the same were set forth in full herein.

          (l) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by the Originator in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Originator which, if enforced, would result in a Material Adverse Change with respect to the Originator.

          (m) Taxes. The Originator has and its Parent and each of its Subsidiaries have filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due. Any taxes, fees and other governmental charges payable by the Originator in connection with the Transaction, the execution and delivery of the Transaction Documents and the issuance of the Certificates have been paid or shall have been paid at or prior to the Date of Issuance. The Certificates will be treated for federal income tax purposes as evidence of ownership of "regular interests" in the assets of the Issuer comprising a REMIC. The Issuer will not be treated as an association taxable as a corporation or as a taxable mortgage pool for federal or state tax purposes.

          (n) Solvency; Fraudulent Conveyance. The Originator is solvent and will not be rendered insolvent by the transactions contemplated by the Transaction Documents and, after giving effect to such transactions, the Originator will not be left with an unreasonably small amount of capital with which to engage in its business. The Originator does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Originator does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Originator or any of its assets.

     Section 2.05 Affirmative Covenants of the Originator. The Originator hereby agrees that during the Term of the Agreement, unless FSA shall otherwise expressly consent in writing:

          (a) Compliance With Agreements and Applicable Laws. The Originator shall perform each of its obligations under the Transaction Documents and any credit or loan agreements and shall comply with all material requirements of, and the Certificates shall be offered and sold in accordance with, any law, rule or regulation applicable to it or thereto, or that are required in connection with its performance under any of the Transaction Documents.

          (b) Financial Statements; Accountants' Reports; Other Information. The Originator shall keep or cause to be kept in reasonable detail books and records of account of the Originator's assets and business, and shall clearly reflect therein the transfer of the Loans to the Seller as a sale of the Originator's interest in the Loans. The Originator shall furnish or caused to be furnished to FSA:

               (i) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Originator, the audited balance sheets of the Originator as of the end of such fiscal year and the audited statements of income, changes in shareholders' equity and cash flows of the Originator for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the certificate of the Originator's independent accountants (who shall be a nationally recognized firm or otherwise acceptable to FSA) and by the certificate specified in Section 2.05(c) hereof.

               (ii) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three quarters of each fiscal year of the Originator, the unaudited balance sheets of the Originator as of the end of such quarter and the unaudited statements of income, changes in shareholders' equity and cash flows of the Originator for the portion of the fiscal year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied (subject to normal year-end adjustments), and accompanied by the certificate specified in Section 2.05(c) hereof if such certificate is required to be provided pursuant to such Section.

               (iii) Accountants' Reports. If a Trigger Event has occurred, copies of any reports submitted to the Originator by its independent accountants in connection with any examination of the financial statements of the Originator, promptly upon receipt thereof.

               (iv) Other Information. Promptly upon receipt thereof, copies of all reports, statements, certifications, schedules, or other similar items delivered to or by the Originator pursuant to the terms of the Transaction Documents and, promptly upon request, such other data as FSA may reasonably request; provided, however, that the Originator shall not be required to deliver any such items if provision by some other party to FSA is required under the Transaction Documents unless such other party wrongfully fails to deliver any such item. The Originator shall, upon the request of FSA, permit FSA or its authorized agents (A) to inspect the books and records of the Originator as they may relate to the Certificates, the Loans, the obligations of the Originator under the Transaction Documents, the Transaction and, but only following the occurrence of a Trigger Event, the Originator's business; (B) to discuss the affairs, finances and accounts of the Originator with the Chief Operating Officer and the Chief Financial Officer of the Originator, no more frequently than annually unless a Trigger Event has occurred; and (C) upon the occurrence of a Trigger Event, to discuss the affairs, finances and accounts of the Originator with the Originator's independent accountants, provided that an officer of the Originator shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of the Originator. In addition, the Originator shall promptly (but in no case more than 30 days following issuance or receipt by the Commonly Controlled Entity) provide to FSA a copy of all correspondence between a Commonly Controlled Entity and the PBGC, IRS, Department of Labor or the administrators of a Multiemployer Plan relating to any Reportable Event or the underfunded status, termination or possible termination of a Plan or a Multiemployer Plan. The books and records of the Originator will be maintained at the address of the Originator designated herein for receipt of notices, unless the Originator shall otherwise advise the parties hereto in writing.

               (v) The Originator shall provide or cause to be provided to FSA an executed original copy of each document executed in connection with the transaction within 30 days after the date of closing.

          All financial statements specified in clauses (i) and (ii) above shall be furnished in consolidated form for the Originator and all Subsidiaries in the event the Originator shall consolidate its financial statements with its Subsidiaries.

          FSA agrees that it shall keep confidential any information of which it becomes aware through such inspections or discussions (unless such information is readily available from public sources), except as may be otherwise required by regulation, law or court order or requested by appropriate governmental authorities or as necessary to preserve its rights or security under or to enforce the Transaction Documents, provided that the foregoing shall not limit the right of FSA to make such information available to its regulators, securities rating agencies, reinsurers, credit and liquidity providers, counsel and accountants. If FSA is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any information of which it becomes aware through such inspections or discussions, FSA will promptly notify the Originator of such request(s) so that the Originator may seek an appropriate protective order and/or waive FSA's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, FSA is, nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, FSA may disclose such information to such tribunal that FSA is compelled to disclose, provided that a copy of all information disclosed is provided to the Originator promptly upon such disclosure.

          (c) Compliance Certificate. The Originator shall deliver to FSA concurrently with the delivery of the financial statements required pursuant to Section 2.05(b)(i) hereof (and concurrently with the delivery of the financial statements required pursuant to Section 2.05(b)(ii) hereof, if a Trigger Event has occurred), a certificate signed by the Chief Financial Officer or other officer of the Originator stating that:

               (i) a review of the Originator's performance under the Transaction Documents during such period has been made under such officer's supervision;

               (ii) to the best of such individual's knowledge following reasonable inquiry, no Trigger Event, Default or Event of Default has occurred, or if a Trigger Event, Default or Event of Default has occurred, specifying the nature thereof and, if the Originator has a right to cure any such Default or Event of Default pursuant to Section 5.01, stating in reasonable detail the steps, if any, being taken by the Originator to cure such Default or Event of Default or to otherwise comply with the terms of the agreement to which such Default or Event of Default relates; and

               (iii) the attached financial reports submitted in accordance with
          Section 2.05(b)(i) or (ii) hereof, as applicable, are complete and correct in all material respects and present fairly the financial condition and results of operations of the Originator as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject as to interim statements to normal year-end adjustments).

          (d) Notice of Material Events. The Originator shall promptly inform FSA in writing of the occurrence of any of the following:

               (i) the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation (A) against the Originator or the Issuer pertaining to the Loans in general, (B) with respect to a material portion of the Loans or (C) in which a request has been made for certification as a class action (or equivalent relief) that would involve a material portion of the Loans;

               (ii) any change in the location of the Originator's principal office or any change in the location of the Originator's books and records;

               (iii) the occurrence of any Trigger Event, Default or Event of Default; or

               (iv) any other event, circumstance or condition that has resulted, or has a material possibility of resulting, in a Material Adverse Change in respect of the Originator.

          (e) Further Assurances. The Originator shall, upon the request of FSA, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, promptly, and in any event within thirty (30) days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents or to protect the interest of the Trustee, for the benefit of the Certificateholders and FSA, in the Loans, free and clear of all Liens and Restrictions on Transferability except the Lien in favor of the Trustee, for the benefit of the Certificateholders and FSA, Restrictions on Transferability arising out of the insolvency or bankruptcy of an individual obligor under a Loan and the Restrictions on Transferability imposed by the Pooling and Servicing Agreement. In addition, the Originator agrees to cooperate with S&P and Moody's in connection with any review of the Transaction which may be undertaken by S&P and Moody's after the date hereof.

          (f) Third-Party Beneficiary. The Originator agrees that FSA shall have all rights of a third-party beneficiary in respect of the Pooling and Servicing Agreement and hereby incorporates and restates its representations, warranties and covenants as set forth therein for the benefit of FSA.

          (g) Corporate Existence. The Originator shall maintain its corporate existence and shall at all times continue to be duly organized under the laws of the State of Delaware and duly qualified and duly authorized (as described in Sections 2.05(a), (b) and (c) hereof) and shall conduct its business in accordance with the terms of its Certificate of Incorporation and Bylaws.

     Section 2.06 Negative Covenants of the Originator. The Originator hereby agrees that during the Term of the Agreement, unless FSA shall otherwise expressly consent in writing:

          (a) Restrictions on Liens. The Originator shall not take any action inconsistent with the Trustee's ownership of the Loans and shall not (i) create or consent (upon the happening of a contingency or otherwise) to the creation, incurrence or existence of any Lien or Restriction on Transferability on the Loans except for the Restrictions on Transferability imposed by the Transfer Agreement and the Pooling and Servicing Agreement or (ii) sign or file under the Uniform Commercial Code of any jurisdiction any financing statement which names the Originator as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, with respect to the Loans, except in each case any such instrument solely securing the rights of the Seller.

          (b) Impairment of Rights. The Originator shall not take any action, or fail to take any action, if such action or failure to take action may (i) interfere with the enforcement of any rights under the Transaction Documents that are material to the rights, benefits or obligations of the Trustee, the Certificateholders or FSA, (ii) result in a Material Adverse Change in respect of any Loan or (iii) impair the ability of the Originator to perform its obligations under the Transaction Documents, except actions taken in its capacity as Originator in accordance with the standards set forth in the Pooling and Servicing Agreement.

          (c) Waiver, Amendments, Etc. The Originator shall not waive, modify or amend, or consent to any waiver, modification or amendment of, any of the provisions of any of the Transaction Documents.

          (d) Successors. The Originator shall not terminate or designate, or consent to the termination or designation of, any successor Originator, Trustee or Custodian without the prior approval of FSA.

          Section 2.07 Reserved.

          Section 2.08 Reserved.

          Section 2.09 Reserved.

          Section 2.10 Covenant of FSA. FSA hereby agrees that, notwithstanding any provision to the contrary contained in Section 7.01 of the Pooling and Servicing Agreement, it shall be obliged prior to the occurrence of an Event of Default hereunder or of a Servicer Termination Event thereunder to extend each quarterly term of the Servicer, prior to the otherwise applicable expiration date thereof, in a manner contemplated or permitted by such Section 7.01(b).

                                  Article III.

                   THE POLICY; REIMBURSEMENT; INDEMNIFICATION

     Section 3.01 Issuance of the Policy. FSA agrees to issue the Policy subject to satisfaction of the conditions precedent set forth in Appendix A hereto.

     Section 3.02 Payment of Fees and Premium.

          (a) Legal Fees. On the Date of Issuance, the Originator shall pay or cause to be paid legal fees and disbursements incurred by FSA in connection with the issuance of the Policy, unless otherwise agreed in writing between the Seller and FSA.

          (b) Rating Agency Fees. The initial fees of S&P and Moody's with respect to the Securities and the transactions contemplated hereby shall be paid by the Originator in full on the Date of Issuance, or otherwise provided for to the satisfaction of FSA. All periodic and subsequent fees of S&P and Moody's with respect to, and directly allocable to, the Certificates shall be for the account of, and shall be billed to, the Originator. The fees for any other rating agency shall be paid by the party requesting such other agency's rating, unless such other agency is a substitute for S&P and Moody's in the event that S&P and Moody's is no longer rating the Certificates, in which case the cost for such agency shall be paid by the Originator.

          (c) Auditors' Fees. In the event that FSA's auditors are required to provide information or any consent in connection with the Offering Document prepared prior to the Date of Issuance, fees therefor in an amount set forth in the Premium Letter shall be paid by the Originator. The Originator shall pay on demand any additional fees of FSA's auditors payable in respect of any Offering Document that are incurred after the Date of Issuance. It is understood that FSA's auditors shall not incur any additional fees in respect of future Offering Documents except at the request of or with the consent of the Originator.

          (d) Premium. In consideration of the issuance by FSA of the Policy, FSA shall be entitled to receive the Premium as and when due in accordance with the terms of the Premium Letter (i) in the case of Premium due on or before the Date of Issuance, directly from the Originator by wire transfer to an account designated by FSA, (ii) in the case of Premium due after the Date of Issuance, pursuant to Section 8.04 of the Pooling and Servicing Agreement and (iii) in the case of Premium Supplement due on any date, on each Payment Date following the Premium Supplement Commencement Date. The Premium paid hereunder or under the Pooling and Servicing Agreement shall be nonrefundable without regard to whether FSA makes any payment under the Policy or any other circumstances relating to the Certificates or provision being made for payment of the Certificates prior to maturity.

     Section 3.03 Reimbursement and Additional Payment Obligation. Notwithstanding anything to the contrary in the Transaction Documents, pursuant to Section 8.04 of the Pooling and Servicing Agreement, the following amounts shall be payable to FSA:

          (a) a sum equal to the total of all amounts paid by FSA under the Policy;

          (b) any and all out-of-pocket charges, fees, costs and expenses which FSA may reasonably pay or incur, including, but not limited to, attorneys' and accountants' fees and expenses, in connection with (i) in the event of payments under the Policy, any accounts established to facilitate payments under the Policy, to the extent FSA has not been immediately reimbursed on the date that any amount is paid by FSA under the Policy, or other administrative expenses relating to such payments under the Policy, (ii) the enforcement, defense or preservation of any rights in respect of any of the Transaction Documents, including defending, monitoring or participating in any litigation or proceeding (including any insolvency or bankruptcy proceeding in respect of any Transaction participant or any affiliate thereof) relating to any of the Transaction Documents, any party to any of the Transaction Documents or the Transaction, (iii) any amendment, waiver or other action with respect to, or related to, any Transaction Document whether or not executed or completed, (iv) any review or investigation made by FSA in those circumstances where its approval or consent is sought under any of the Transaction Documents;

          (c) interest on any and all amounts described in this Section 3.03 or
     Section 3.02 from the date due to FSA pursuant to the provisions hereof until payment thereof in full, payable to FSA at the Late Payment Rate per annum; and

          (d) any payments made by FSA on behalf of, or advanced to, the Issuer, including, without limitation, any amounts payable by the Issuer pursuant to the Certificates or any other Transaction Documents; and any payments made by FSA as, or in lieu of, any servicing, management, trustee, custodial or administrative fees payable, in the sole discretion of FSA to third parties in connection with the Transaction.

     All such amounts are to be immediately due and payable without demand, in full without any requirement on the part of FSA to seek reimbursement from any other sources of indemnity therefor or to allocate expenses to other transactions benefiting therefrom.

     Section 3.04 Indemnification.

          (a) Indemnification by the Seller and the Originator. In addition to any and all rights of reimbursement, indemnification, subrogation and any other rights pursuant hereto or under law or in equity, the Seller and the Originator jointly and severally agree to pay, and to protect, indemnify and save harmless, FSA and its officers, directors, shareholders, employees, agents and each Person, if any, who controls FSA within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including, without limitation, fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) of any nature arising out of or relating to the transactions contemplated by the Transaction Documents by reason of:

               (i) the negligence, bad faith, willful misconduct, misfeasance, malfeasance or theft committed by any director, officer, employee or agent of the Seller, the Originator or the Issuer;

               (ii) the breach by the Seller, the Originator or the Issuer, as the case may be, of any representation, warranty or covenant under any of the Transaction Documents (other than the breach of a representation or warranty in Sections 3.02, 3.03, 3.04 or 3.05 of the Pooling and Servicing Agreement, provided that the Seller has timely exercised its repurchase obligation with respect thereto in accordance with Section 3.06 of the Pooling and Servicing Agreement) or the occurrence, in respect of the Seller, the Originator or the Issuer, as applicable, under any of the Transaction Documents of any "event of default" or any event which, with the giving of notice or the lapse of time or both, would constitute any "event of default"; or

               (iii) any untrue statement or alleged untrue statement of a material fact contained in any Offering Document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

     except insofar as such claims, damages, losses, liabilities, costs or expenses arise out of or are based upon (i) Income Taxes payable by or assessed against FSA or (ii) any untrue statement or omission in information included in an Offering Document and furnished by FSA in writing expressly for use therein (all such information so furnished being referred to herein as "FSA Information"), it being understood that, in respect of the initial Offering Document, the FSA Information is limited to the information included under the caption "The Certificate Insurer" and the financial statements of FSA incorporated by reference therein.

          (b) Conduct of Actions or Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against FSA, any officer, director, shareholder, employee or agent of FSA or any Person controlling FSA (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") in respect of which indemnity may be sought from the Seller or the Originator (the "Indemnifying Party") hereunder, FSA shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel satisfactory to FSA and the payment of all expenses. An Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Indemnified Party; provided, however, that the fees and expenses of such separate counsel shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel satisfactory to FSA in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that (A) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and (B) the representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate or contrary to prudent practice (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Parties, which firm shall be designated in writing by FSA). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent to the extent that any such settlement shall be prejudicial to the Indemnifying Party, but, if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding with respect to which the Indemnifying Party shall have received notice in accordance with this subsection (b), the Indemnifying Party agrees to indemnify and hold the Indemnified Parties harmless from and against any loss or liability by reason of such settlement or judgment.

          (c) Contribution. To provide for just and equitable contribution if the indemnification provided by the Indemnifying Party is determined to be unavailable for any Indemnified Party (other than due to application of this Section), the Indemnifying Party shall contribute to the losses incurred by the Indemnified Party on the basis of the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand.

     Section 3.05 Subrogation. Subject only to the priority of payment provisions of the Pooling and Servicing Agreement, the Seller or the Originator acknowledge that, to the extent of any payment made by FSA pursuant to the Policy, FSA is to be fully subrogated to the extent of such payment and any additional interest due on any late payment, to the rights of the Securityholders to any moneys paid or payable in respect of the Securities under the Transaction Documents or otherwise. The Seller and the Originator agree to such subrogation and, further, agree to execute such instruments and to take such actions as, in the sole judgment of FSA, are necessary to evidence such subrogation and to perfect the rights of FSA to receive any moneys paid or payable in respect of the Securities under the Transaction Documents or otherwise.


                                  Article IV.

                               FURTHER AGREEMENTS

     Section 4.01 Effective Date; Term of Agreement. This Agreement shall take effect on the Date of Issuance and shall remain in effect until the later of (a) such time as FSA is no longer subject to a claim under the Policy and the Policy shall have been surrendered to FSA for cancellation and (b) all amounts payable to FSA and the Securityholders under the Transaction Documents and under the Certificates have been paid in full; provided, however, that the provisions of Sections 3.02, 3.03 and 3.04 hereof shall survive any termination of this Agreement.

     Section 4.02 Obligations Absolute. (a) Subject to Section 1.02 above, the payment obligations of the Seller and the Originator hereunder shall be absolute and unconditional, and shall be paid strictly in accordance with this Agreement under all circumstances irrespective of (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to, any of the Transaction Documents, the Certificates or the Policy;
(ii) any exchange or release of any other obligations hereunder; (iii) the existence of any claim, setoff, defense, reduction, abatement or other right which the Seller or the Originator may have at any time against FSA or any other Person; (iv) any document presented in connection with the Policy proving to be forged, fraudulent, invalid or insufficient in any respect, including any failure to strictly comply with the terms of the Policy, or any statement therein being untrue or inaccurate in any respect; (v) any failure of the Seller or the Originator, as applicable, to receive the proceeds from the sale of the Certificates; (vi) any breach by the Seller or the Originator, as applicable, of any representation, warranty or covenant contained in any of the Transaction Documents; or (vii) any other circumstances, other than payment in full, which might otherwise constitute a defense available to, or discharge of, the Seller or the Originator, as applicable, in respect of any Transaction Document.

          (b) The Seller and the Originator and any and all others who are now or may become liable for all or part of the obligations of the Seller or the Originator under this Agreement agree to be bound by this Agreement and
     (i) to the extent permitted by law, waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness, if any, and obligations evidenced by any Transaction Document or by any extension or renewal thereof; (ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest;
     (iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required by the Transaction Documents; (iv) waive all rights of abatement, diminution, postponement or deduction, or to any defense other than payment, or to any right of setoff or recoupment arising out of any breach under any of the Transaction Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to the Seller or the Originator, as applicable; (v) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (vi) consent to any and all extensions of time that may be granted by FSA with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (vii) consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

          (c) Nothing herein shall be construed as prohibiting the Seller or the Originator from pursuing any rights or remedies it may have against any Person other than FSA in a separate legal proceeding.

     Section 4.03 Assignments; Reinsurance; Third-Party Rights. (a) This Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that the representations and warranties of the Originator shall not be binding upon any Successor Servicer. Neither the Seller nor the Originator may assign its rights under this Agreement, or delegate any of its duties hereunder, without the prior written consent of FSA. Any assignment made in violation of this Agreement shall be null and void.

          (b) FSA shall have the right to give participations in its rights under this Agreement and to enter into contracts of reinsurance with respect to the Policy upon such terms and conditions as FSA may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve FSA of any of its obligations hereunder or under the Policy.

          (c) In addition, FSA shall be entitled to assign or pledge to any bank or other lender providing liquidity or credit with respect to the Transaction or the obligations of FSA in connection therewith any rights of FSA under the Transaction Documents or with respect to any real or personal property or other interests pledged to FSA, or in which FSA has a security interest, in connection with the Transaction.

          (d) Except as provided herein with respect to participants and reinsurers, nothing in this Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Certificateholder, other than FSA, against the Seller, or the Originator, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Trustee nor any Certificateholder shall have any right to payment from any premiums paid or payable hereunder or from any other amounts paid by the Seller, or the Originator pursuant to Section 3.02, 3.03 or 3.04 hereof.

     Section 4.04 Liability of FSA. Neither FSA nor any of its officers, directors or employees shall be liable or responsible for: (a) the use which may be made of the Policy by the Trustee or for any acts or omissions of the Trustee in connection therewith or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to FSA (or its Fiscal Agent) in connection with any claim under the Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless FSA had actual knowledge thereof). In furtherance and not in limitation of the foregoing, FSA (or its Fiscal Agent) may accept documents that appear on their face to be in order, without responsibility for further investigation.


                                   Article V.

                           EVENTS OF DEFAULT; REMEDIES

     Section 5.01 Events of Default. The occurrence of any of the following events with respect to the Seller or the Originator shall constitute an Event of Default hereunder:

          (a) any representation or warranty made by the Seller or the Originator, as applicable, under any of the Transaction Documents, or in any certificate or report furnished under any of the Transaction Documents, shall prove to be untrue or incorrect in any material respect; provided, however, that (i) if the Seller or the Originator, as applicable, effectively cures any such defect in any representation or warranty under any Transaction Document, or certificate or report furnished under any Transaction Document, within the time period specified in the relevant Transaction Document as the cure period therefor, such defect shall not in and of itself constitute an Event of Default hereunder; (ii) with respect to any Loan, no Event of Default shall exist if the Originator has timely repurchased such Loan in accordance with Section 3.06 of the Pooling and Servicing Agreement;

          (b) (i) the Seller or the Originator shall fail to pay when due any amount payable by it under any of the Transaction Documents; (ii) the Seller or the Originator shall have asserted that any of the Transaction Documents to which it is a party is not valid and binding on the parties thereto; or (iii) any court, governmental authority or agency having jurisdiction over any of the parties to any of the Transaction Documents or any property thereof shall find or rule that any material provision of any of the Transaction Documents is not valid and binding on the parties thereto;

          (c) the Seller or the Originator shall fail to perform or observe any other covenant or agreement contained in any of the Transaction Documents (except for the obligations described under clause (b) above or clause (f) below) and such failure shall continue for a period of 30 days after written notice is given to it; provided, however, that, if such failure shall be of a nature that it cannot be cured within 30 days, such failure shall not constitute an Event of Default hereunder if within such 30-day period the Seller or the Originator, as applicable, shall have given notice to FSA of corrective action it proposes to take, which corrective action is agreed in writing by FSA to be satisfactory and the Seller or the Originator, as applicable, shall thereafter pursue such corrective action diligently until such default is cured;

          (d) any demand for payment shall be made under the Policy;

          (e) the Seller or the Originator shall fail to pay its debts generally as they come due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute any proceeding seeking to adjudicate the Seller or the Originator insolvent or seeking a liquidation, or shall take advantage of any insolvency act, or shall commence a case or other proceeding naming the Seller or the Originator as debtor under the United States Bankruptcy Code or similar law, domestic or foreign, or a case or other proceeding shall be commenced against the Seller or the Originator under the United States Bankruptcy Code or similar law, domestic or foreign, or any proceeding shall be instituted against the Seller or the Originator seeking liquidation of the assets of the Seller or the Originator, as applicable, and it shall fail to take appropriate action resulting in the withdrawal or dismissal of such proceeding within 30 days or there shall be appointed or the Seller or the Originator shall consent to, or acquiesce in, the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or the Originator, as applicable, or the whole or any substantial part of its properties or assets or the Seller or the Originator shall take any corporate action in furtherance of any of the foregoing;

          (f) the Backup Servicing Commencement Date contemplated by Section 1.C. of the Backup Servicer Agreement shall not have occurred prior to August 28, 2000, unless FSA gives prior written notice to the Seller, the Originator and the Trustee that it does not require the Backup Servicer to commence its duties described therein; and

          (g) the occurrence of an "event of default" under any of the Transaction Documents or "Servicer Termination Event" under the Pooling and Servicing Agreement.

     Section 5.02 Remedies; Waivers. (a) Upon the occurrence of an Event of Default, FSA may exercise any one or more of the rights and remedies set forth below:

               (i) exercise any rights and remedies available under the Transaction Documents in its own capacity or in its capacity as the Person entitled to exercise the rights of the Certificateholders in respect of the Certificates; or

               (ii) take whatever action at law or in equity may appear necessary or desirable in its judgment to enforce performance of any obligation of the Seller or the Originator under the Transaction Documents.

          (b) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Transaction Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Transaction Document upon the occurrence of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle FSA to exercise any remedy reserved to FSA in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Article.

          (c) If any proceeding has been commenced to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to FSA, then and in every such case the parties hereto shall, subject to any determination in such proceeding, be restored to their respective former positions hereunder, and, thereafter, all rights and remedies of FSA shall continue as though no such proceeding had been instituted.

          (d) FSA shall have the right, to be exercised in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by FSA and delivered to the Seller or the Originator, as applicable. Any such waiver may only be effected in writing duly executed by FSA, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence.


                                  Article VI.

                                  MISCELLANEOUS

     Section 6.01 Amendments, Etc. This Agreement may be amended, modified or terminated only by written instrument or written instruments signed by the parties hereto. No act or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.

     Section 6.02 Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered or telecopied to the recipient as follows:

       (a) To FSA:         Financial Security Assurance Inc.
                           350 Park Avenue
                           New York, NY 10022
                           Attention: Surveillance Department
                           Re: Conseco Finance Home Equity
                               Loan Trust 2000-D
                               Certificates for Home Equity Loans
                           Confirmation:  (212) 826-0100
                           Telecopy Nos.:  (212) 339-3518,  (212) 339-3529

                           (in each case in which notice or other communication to FSA refers to an Event of Default, a claim on the Policy or with respect to which failure on the part of FSA to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of each of the General Counsel and the Head-Financial Guaranty Group and shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

       (a) To the Seller:  Conseco Finance Securitizations Corp.
                           300 Landmark Towers
                           345 St. Peter Street
                           St. Paul, Minnesota  55102-1639
                           Attention:  Chief Financial Officer
                           Confirmation:
                           Telecopy No.:

       (b) To the Originator:  Conseco Finance Corp.
                               1100 Landmark Towers
                               345 St. Peter Street
                               St. Paul, Minnesota  55102-1639
                               Attention:  Chief Financial Officer
                               Confirmation:
                               Telecopy No.:

          A party may specify an additional or different address or addresses by writing mailed or delivered to the other party as aforesaid. All such notices and other communications shall be effective upon receipt.

     Section 6.03 Payment Procedure. In the event of any payment by FSA for which it is entitled to be reimbursed or indemnified as provided above, each of the Seller and the Originator agrees to accept the voucher or other evidence of payment as prima facie evidence of the propriety thereof and the liability therefor to FSA. All payments to be made to FSA under this Agreement shall be made to FSA in lawful currency of the United States of America in immediately available funds to the account number provided in the Premium Letter before 1:00 p.m. (New York, New York time) on the date when due or as FSA shall otherwise direct by written notice to the Seller or the Originator, as applicable. In the event that the date of any payment to FSA or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date. Payments to be made to FSA under this Agreement shall bear interest at the Late Payment Rate from the date due to the date paid.

     Section 6.04 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

     Section 6.05 Governing La. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     Section 6.06 Consent to Jurisdiction. (a) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND TO OR IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY

AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD OR DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.

          (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

          (c) Nothing contained in the Agreement shall limit or affect FSA's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Transaction Documents against the Seller or the Originator or any of their property in the courts of any jurisdiction.

     Section 6.07 Consent of FSA. In the event that FSA's consent is required under any of the Transaction Documents, the determination whether to grant or withhold such consent shall be made by FSA in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

     Section 6.08 Counterparts. This Ageement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

     Section 6.09 Trial by Jury Waived. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THIS WAIVER.

     Section 6.10 Limited Liability. (a) No recourse under any Transaction Document shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Transaction Documents, the Certificates or the Policy, it being expressly agreed and understood that each Transaction Document is solely a corporate obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches by any party hereto of any obligations under any Transaction Document is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Agreement.

     Section 6.11 Entire Agreement. This Agreement, the Premium Letter and the Policy set forth the entire agreement between the parties with respect to the subject matter thereof, and this Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

                                       FINANCIAL SECURITY ASSURANCE INC.


                                       By:  ______________________________
                                            Name:
                                            Title:


                                       CONSECO SECURITIZATIONS FINANCE CORP.


                                       By:  ______________________________
                                       Name:
                                       Title:


                                       CONSECO FINANCE CORP.


                                       By:  ______________________________
                                            Name:
                                            Title:



      [Signature Page to Insurance and Indemnity Agreement: Consceo 2000-D]

                                   APPENDIX I

                                   DEFINITIONS


     "Accumulated Funding Deficiency" shall have the meaning provided in Section 412 of the Code and Section 302 of ERISA, whether or not waived.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Backup Servicer" means the party serving as such under the Backup Servicer Agreement.

     "Backup Servicer Agreement" means the letter agreement dated June 28, 2000 among FSA, the Servicer, the Trustee and Fairbanks Capital Corp.

     "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in the City of New York, New York or St. Paul, Minnesota are authorized or obligated by law or executive order to be closed.

     "Certificateholders" means registered holders of the Certificates.

     "Certificates" has the meaning provided in the Pooling and Servicing Agreement.

     "Code" means the Internal Revenue Code of 1986, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Commission" means the Securities and Exchange Commission.

     "Commonly Controlled Entity" means the Seller, the Originator and each entity, whether or not incorporated, which is affiliated with the Seller or the Originator pursuant to Section 414(b), (c), (m) or (o) of the Code.

     "Date of Issuance" means June 28, 2000.

     "Default" means any event which results, or which with the giving of notice or the lapse of time or both would result, in an Event of Default.

     "Determination Date" has the meaning provided in the Pooling and Servicing Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Event of Default" means any event of default specified in Section 5.01 of the Insurance Agreement.

     "Expiration Date" means the final date of the Term of the Policy, as specified in the Policy.

     "Financial Statements" means with respect to the Seller or the Originator, each of their consolidated balance sheets as of December 31, 1999 and 1998 and consolidated statements of income, retained earnings and cash flows for the 12-month period then ended and the notes thereto and each of their balance sheets as of March 31, 2000 and March 31, 1999 and the statements of income, retained earnings and cash flows for the fiscal quarter then ended.

     "Fiscal Agent" means the Fiscal Agent, if any, designated pursuant to the terms of the Policy.

     "FSA" means Financial Security Assurance Inc., a New York stock insurance company, its successors and assigns.

     "Income Taxes" means any present or future income or franchise taxes now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority or administrative agency, based on the net income of the FSA or measured by income, gross receipts, assets or capital of FSA.

     "Indemnification Agreement" means the Indemnification Agreement dated as of June 21, 2000 among FSA, the Seller, the Originator and the Underwriters, as the same may be amended from time to time.

     "Insurance Agreement" means the Insurance and Indemnity Agreement dated as of June 1, 2000, among FSA, the Seller and the Originator, as the same may be amended from time to time.

     "Investment Company Act" means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "IRS" means the Internal Revenue Service.

     "Issuer" means Conseco Finance Home Equity Loan Trust 2000-D.

     "Late Payment Rate" means the lesser of (a) the greater of (i) the per annum rate of interest, publicly announced from time to time by The Chase Manhattan Bank at its principal office in the City of New York, as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by The Chase Manhattan Bank) plus 3%, and (ii) the then applicable highest rate of interest on the Securities and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

     "Lien" means, as applied to the property or assets (or the income or profits therefrom) of any Person, in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any mortgage, lien, pledge, attachment, charge, lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind or (b) any arrangement, express or implied, under which such property or assets are transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person.

     "Loan" has the meaning provided in the Pooling and Servicing Agreement.

     "Loan Files" has the meaning provided in the Pooling and Servicing
Agreement.

     "Material Adverse Change" means, (a) in respect of any Person, a material adverse change in (i) the business, financial condition, results of operations or properties of such Person or any of its material Subsidiaries or (ii) the ability of such Person to perform its obligations under any of the Transaction Documents to which it is a party and (b) in respect of any Loan, a material adverse change in (i) the value or marketability of such Loan or (ii) the probability that amounts now or hereafter due in respect of such Loan will be collected on a timely basis.

     "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized rating agency designated by FSA.

     "Multiemployer Plan" means a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) in respect of which a Commonly Controlled Entity makes contributions or has liability.

     "Notice of Claim" means a Notice of Claim and Certificate in the form attached as Exhibit A to Endorsement No. 1 to the Policy.

     "Offering Document" means the Prospectus dated June 21, 2000 and the Prospectus Supplement dated June 21, 2000, in respect of the Certificates and any amendment or supplement thereto and any other offering document in respect of the Certificates that makes reference to the Policy.

     "Originator" means Conseco Finance Corp., a Delaware corporation.

     "Parent" means Conseco, Inc., an Indiana corporation.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency, corporation or instrumentality of the United States to which the duties and powers of the Pension Benefit Guaranty Corporation are transferred.

     "Person" means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

     "Plan" means any pension plan (other than a Multiemployer Plan) covered by Title IV of ERISA, which is maintained by a Commonly Controlled Entity or in respect of which a Commonly Controlled Entity has liability.

     "Policy" means the financial guaranty insurance policy, including any endorsements thereto, issued by FSA with respect to the Securities, substantially in the form attached as Annex I to this Agreement.

     "Pooling and Servicing Agreement" means the Pooling and Servicing Agreement dated as of June 1, 2000 among the Seller, the Originator and the Trustee on behalf of FSA and the Certificateholders, pursuant to which the Certificates are to be issued, as the same may be amended from time to time.

     "Premium" means the premium payable in accordance with Section 3.02 of the Insurance Agreement.

     "Premium Letter" means the side letter between FSA, the Seller, the Originator and the Trustee dated the Date of Issuance in respect of the Premium and any Premium Supplement payable by the Seller and the Originator .

     "Premium Supplement" means a non-refundable premium in addition to the premium payable in accordance with Section 3.02(d)(i) and (ii) of this Agreement, which shall automatically accrue to FSA commencing on the Premium Supplement Commencement Date and be payable on each Payment Date in accordance with the terms set forth in Section 3.02(d)(iii) of this Agreement.

     "Premium Supplement Commencement Date" means the date of occurrence of an Event of Default, regardless of whether FSA shall have declared an "Event of Default" or shall have exercised, or be entitled to exercise, any other rights or remedies hereunder.

     "Prospectus" means the form of prospectus, as supplemented, relating to the Certificates, as first filed with the Commission pursuant to Rule 424 under the Securities Act.

     "Provided Documents" means the Transaction Documents and any documents, agreements, instruments, schedules, certificates, statements, cash flow schedules, number runs or other writings or data furnished to FSA by or on behalf of the Originator with respect to itself, its Parent, its Subsidiaries or the Transaction.

     "Registration Statement" means the registration statement on Form S-3, including a form of prospectus, relating to the Certificates, as amended to the date hereof.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

     "Restrictions on Transferability" means, as applied to the property or assets (or the income or profits therefrom) of any Person, in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise, any material condition to, or restriction on, the ability of such Person or any transferee therefrom to sell, assign, transfer or otherwise liquidate such property or assets in a commercially reasonable time and manner or which would otherwise materially deprive such Person or any transferee therefrom of the benefits of ownership of such property or assets.

     "Securities" means the $935,000,000 Conseco Finance Home Equity Loan Trust 2000-D Certificates for Home Equity Loans, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5, issued pursuant to the Pooling and Servicing Agreement.

     "Securities Act" means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Securityholders" means the registered holders of the Securities.

     "Seller" means Conseco Finance Securitizations Corp., a Delaware corporation.

     "Servicer" means Conseco Finance Corp., a Delaware corporation.

     "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill Inc., a New York corporation, and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally recognized rating agency designated by FSA.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the outstanding capital stock or other equity interests having ordinary voting power for the election of directors or other persons performing similar functions is at the time owned or controlled by such Person directly or through one or more Subsidiaries.

     "Term of the Agreement" shall be determined as provided in Section 4.01 of the Insurance Agreement.

     "Term of the Policy" has the meaning provided in the Policy.

     "Transaction" means the transactions contemplated by the Transaction Documents, including the transactions described in the Offering Document.

     "Transaction Documents" means the Insurance Agreement, the Indemnification Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Premium Letter.

     "Trigger Event" means the occurrence of any one of the following: (a) an Event of Default under the Insurance Agreement has occurred and is continuing,
(b) any legal proceeding or binding arbitration is instituted with respect to the Transaction or (c) any governmental or administrative investigation, action or proceeding is instituted that has resulted in or has a material possibility of resulting in a Material Adverse Change in respect of the Seller or the Originator or of a material portion of the Loans.

     "Trustee" means U.S. Bank Trust National Association, a national banking association, as trustee under the Pooling and Servicing Agreement, and any successor thereto as trustee under the Pooling and Servicing Agreement.

     "Trust Fund" has the meaning provided in the Pooling and Servicing
Agreement.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Underfunded Plan" means any Plan that has an Underfunding.

     "Underfunding" means, with respect to any Plan, the excess, if any, of (a) the present value of all benefits under the Plan (based on the assumptions used to fund the Plan pursuant to Section 412 of the Code) as of the most recent valuation date over (b) the fair market value of the assets of such Plan as of such valuation date.

     "Underwriters" means Lehman Brothers Inc., Credit Suisse First Boston Corporation, First Union Securities, Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated.

     "Underwriting Agreement" means the Underwriting Agreement among the Underwriters, the Seller and the Originator with respect to the offer and sale of the Securities, as the same may be amended from time to time.

                                   APPENDIX II

                               OPINIONS OF COUNSEL


     There shall be delivered to FSA, S&P and Moody's opinions of counsel as follows:

          (i) opinions to the effect that the Certificates have been duly issued, and the Transaction Documents have been duly executed and delivered, and each constitutes legal, valid and binding obligations, enforceable in accordance with their respective terms;

          (ii) opinions as to compliance with applicable securities laws, including, but not limited to, opinions to the effect that:

               (A) to the best of counsel's knowledge, no filing or registration with or notice to or consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation of the Transaction, except such as may be required and have been obtained under the Securities Act and state securities or "blue sky" laws;

               (B) the Registration Statement is effective under the Securities Act and, to the best of counsel's knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act or proceedings therefor initiated or threatened by the Commission; and

               (C) neither the Issuer not the Trust Fund is required to be registered under the Investment Company Act.

          (iii) an opinion to the effect that (A) the Issuer is the owner of the Loans, holding good and marketable title thereto; (B) the Loans would not be included as part of the estate of the Seller in the event of any receivership or insolvency proceedings in respect thereof; and (C) the transfer of the Loans would be characterized by a court of competent jurisdiction as a sale of such Loans and not as a borrowing by the Seller or a relationship of joint ownership, partnership, joint venture or similar arrangement;

          (iv) an opinion to the effect that the transfer of the Loans to the Issuer does not constitute either a fraudulent conveyance or a preferential transfer by the Seller;

          (v) an opinion to the effect that the Securities will be characterized as evidence of ownership of the "regular interests" in the assets of the Issuer comprising a REMIC under the Code and for Minnesota income and franchise tax purposes the Issuer will not be subject to tax.

                                     ANNEX I
                                       TO
                        INSURANCE AND INDEMNITY AGREEMENT


                   FORM OF FINANCIAL GUARANTY INSURANCE POLICY

                                   APPENDIX A
                      TO INSURANCE AND INDEMNITY AGREEMENT

                 CONDITIONS PRECEDENT TO ISSUANCE OF THE POLICY

     (a) Payment of Initial Premium and Expenses; Premium Letter. FSA shall have been paid, by or on behalf of Seller or the Originator, as applicable, a nonrefundable Premium and shall have been reimbursed, by or on behalf of the Originator, for other fees and expenses identified in Section 3.02 as payable at closing and FSA shall have received a fully executed copy of the Premium Letter.

     (b) Transaction Documents. FSA shall have received a copy of each of the Transaction Documents, in form and substance satisfactory to FSA, duly authorized, executed and delivered by each party thereto. Without limiting the foregoing, the provisions of the Pooling and Servicing Agreement relating to the payment to FSA of Premium due on the Policy and the reimbursement to FSA of amounts paid under the Policy shall be in form and substance acceptable to FSA in its sole discretion.

     (c) Certified Documents and Resolutions. FSA shall have received a copy of
(i) the Certificate of Incorporation and Bylaws of each of the Seller and the Originator and any organizational document of the Issuer and (ii) the resolutions of the Seller's and the Originator's Boards of Directors and proper evidence of necessary trust action by the Issuer, in each case authorizing the issuance of the Certificates and the execution, delivery and performance by the Seller and the Originator, as applicable, of the Transaction Documents and the transactions contemplated thereby, certified by the Secretary or an Assistant Secretary of each of the Seller and the Originator (which certificates shall state that the related Certificate of Incorporation, Bylaws, resolutions and other items are in full force and effect without modification on the Date of Issuance).

     (d) Incumbency Certificate. FSA shall have received a certificate of the Secretary or an Assistant Secretary of each of the Seller and the Originator certifying the name and signatures of the officers of the Seller and the Originator authorized to execute and deliver the Transaction Documents and that shareholder consent to the execution and delivery of such documents is not necessary.

     (e) Representations and Warranties; Certificate. The representations and warranties of the Seller and the Originator in the Insurance Agreement shall be true and correct as of the Date of Issuance as if made on the Date of Issuance and FSA shall have received certificates of appropriate officers of the Seller and of the Originator to that effect.

     (f) Opinions of Counsel. FSA shall have received opinions of counsel addressed to FSA, S&P and Moody's in respect of the Seller, the Originator, the other parties to the Transaction Documents and the Transaction in form and substance satisfactory to FSA, addressing such matters as FSA may reasonably request, including without limitation, the items set forth in Appendix II hereto, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof.

     (g) Approvals, Etc. FSA shall have received true and correct copies of all approvals, licenses and consents, if any, including, without limitation, the approval of the shareholders of the Seller and the Originator, required in connection with the Transaction.

     (h) No Litigation, Etc. No suit, action or other proceeding, investigation, or injunction or final judgment relating thereto, shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Transaction Documents or the consummation of the Transaction.

     (i) Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court which would make the transactions contemplated by any of the Transaction Documents illegal or otherwise prevent the consummation thereof.

     (j) Satisfaction of Conditions of Underwriting Agreement. All conditions in the Underwriting Agreement to the Underwriter's obligation to purchase the Securities shall have been satisfied.

     (k) Issuance of Ratings. FSA shall have received confirmation that the risk secured by the Policy constitutes an investment grade risk by S&P and an insurable risk by Moody's and that the Securities, when issued, will be rated "AAA" by S&P and "Aaa" by Moody's.

     (l) Delivery of Loan Files. FSA shall have received evidence satisfactory to it that: (i) delivery has been made to the Trustee of the Loan Files required to be so delivered pursuant to Section 4.01(a) of the Pooling and Servicing Agreement; and (ii) each such instrument is endorsed as necessary to permit the true and timely delivery under the Pooling and Servicing Agreement of the certificate in the form of Exhibit D to the Pooling and Servicing Agreement.

     (m) Retention of Backup Servicer. The Seller and the Originator shall have entered into the Backup Servicer Agreement; and

     (m) No Default. No Default or Event of Default shall have occurred.

     (n) Additional Items. FSA shall have received such other documents, instruments, approvals or opinions requested by FSA as may be reasonably necessary to effect the Transaction, including but not limited to evidence satisfactory to FSA that all conditions precedent, if any, in the Transaction Documents have been satisfied.


                                      A-2